Exhibit 99.1

FOR IMMEDIATE RELEASE

GSE Systems Elects New Board Member

COLUMBIA, MD – December 20, 2019 – GSE Systems, Inc. (GSE or the Company) (Nasdaq: GVP), a leader in delivering end-to-end training, engineering, compliance, simulation, and workforce solutions to the power industry, today announced that its Board of Directors has unanimously elected Kathryn O’Connor Gardner as a Class III Director and member of the Audit, Compensation, and Nominating & Governance Committees effective December 17, 2019.

Until recently, Gardner was a Senior Vice President and Corporate Credit Research Analyst within AllianceBernstein’s high-yield research group, focusing on the energy sector. She oversaw all energy-related investments for traditional high yield portfolios with roughly $35 billion in assets under management. Prior to joining AllianceBernstein, Gardner was a Managing Director on the sell-side at Deutsche Bank where she covered industries including energy, automotive and aerospace & defense. Gardner holds a Bachelor of Science degree in economics and a Bachelor of Arts degree in business administration from the Haas School of Business at the University of California, Berkeley.

“Ms. Gardner brings an exceptional level of financial expertise from Wall Street to our Board of Directors.  With her energy market experience, she is well suited to assist GSE in our financial planning efforts as we look to optimize shareholder value,” said Kyle Loudermilk, President and Chief Executive Officer of GSE. “We welcome Kathryn and look forward to her guidance and valuable perspectives.”

“I am pleased to join GSE’s Board and look forward to contributing to the Company’s success,” said Ms. Gardner. “It is exciting to be a part of GSE’s growth at a critical time in the company’s history as it looks to enhance shareholder value in the near and long term.”

ABOUT GSE SYSTEMS, INC.
GSE Systems, Inc. is a leading provider of engineering, expert staffing and simulation software to clients in the power and process industries.  GSE’s products and services are tailored to help customers achieve performance excellence in design, training, compliance, and operations.  The Company has over four decades of experience, more than 1,100 installations, and hundreds of customers in over 50 countries spanning the globe.  GSE Systems is headquartered in Maryland, with offices in Alabama, Florida, Colorado, Texas, and Beijing, China.  Information about GSE Systems is available at www.gses.com.

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934.  These statements reflect our current expectations concerning future events and results.  We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking.  These statements are not guarantees of our future performance and are subject to risks, uncertainties, and other important factors that could cause our actual performance or achievements to be materially different from those we project.  For a full discussion of these risks, uncertainties, and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections.  We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact	The Equity Group, Inc.
Kyle Loudermilk	Kalle Ahl, CFA
Chief Executive Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7800